Filed Pursuant to Rule 424(b)(3)
                                            REGISTRATION NO. 333-07661


                 PROSPECTUS SUPPLEMENT NO. 2 DATED FEBRUARY 21, 1997
              TO THE PROSPECTUS DATED JULY 12, 1996 OF IMMUNOGEN, INC.


     This Prospectus Supplement No. 2 amends the information in the section entitled "Selling Stockholders" in the Prospectus dated July 12, 1996 and as amended by Prospectus Supplement No. 1 dated July 23, 1996. LBC Capital Resources, Inc. ("LBC") has sold to Hawthorne Capital Corporation Money Purchase Pension Plan ("Hawthorne") LBC Warrants to purchase 250,000 shares of ImmunoGen, Inc. Common Stock, $.01 par value per share, ("Common Stock") issued to LBC in March 1996. In order to reflect Hawthorne as a potential Selling Stockholder hereunder, and assuming for such purposes that the Warrants to purchase 250,000 shares are exercised, the Selling Stockholder table is amended by deleting the information as to LBC as Selling Stockholder with respect to 250,000 shares of Common Stock and substituting therefor the following information:


                      Shares Owned Prior                    Shares Owned After
                         to Offering                            Offering(1)
                         -----------     Number of Shares       -----------
Selling Stockholder  Number     Percent   Being Offered     Number    Percent
-------------------  ---------   -------  ----------------  ------    -------
Hawthorne            250,000(2)    1.4       250,000           0         --

(1)Assumes the sale of all shares offered hereby to unaffiliated third parties.

(2)Based on 18,390,984 shares of Common Stock outstanding on February 20, 1997. Assumes the transfer of the LBC Warrants to Hawthorne and adjusted to reflect the exercise of the LBC Warrants by Hawthorne into 250,000 shares of Common Stock.

This Prospectus Supplement No. 2 should be read in conjunction with the Prospectus dated July 12, 1996 and the Prospectus
Supplement No. 1 dated July 23, 1996.


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